EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
We have issued our report dated March 9, 2006, except for Note 22 which is as of March 15, 2006, accompanying the consolidated financial statements included in the Annual Report of Technology Solutions Company and Subsidiaries on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report on the Prospectus constituting part of the Registration Statement on Form S-3 (File No. 333-33671), Form S-4 (File No. 333-123740), and Form S-8 (File No. 333-119773), (File No. 333-63057), (File No. 333-31387), (File No. 33-63612), (File No. 33-83434), (File No. 33-83436), (File No. 33-98068) of Technology Solutions Company and Subsidiaries.
/s/ Grant Thornton LLP
Grant Thornton LLP
Chicago, Illinois
March 23, 2006